EXHIBIT 2.1

SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (this “Agreement”) is entered into as of January 31, 2007 by and among BTHC XI, Inc., a Delaware corporation (the “Company”), Anchor Funding Services, LLC, a North Carolina limited liability company (“Anchor”), the members of Anchor listed on Exhibit A-1 hereto (the “Anchor Members”) and the stockholders of the Company listed on Exhibit A-2 hereto (the “Company Stockholders”). The Company, Anchor, the Anchor Members and the Company Stockholders are each a “Party” and together are “Parties” to this Agreement.

STATEMENT OF PURPOSE

The Company Stockholders collectively own substantially all of the outstanding capital stock of the Company. The Anchor Members collectively own substantially all of the outstanding Units of Anchor. The Anchor Members have agreed to exchange their Units for shares of Company common stock, and the Company has agreed to issue to the Anchor Members shares of Company common stock in exchange for Units, on the terms and subject to the conditions set forth in this Agreement (the “Exchange” and, together with the other transactions contemplated by this Agreement, the “Transactions”). For Federal income tax purposes, it is intended that the Exchange, together with the Private Placement Transaction, qualify as an exchange under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

SECURITIES EXCHANGE

1.1  The Exchange. Subject to the terms and conditions of this Agreement, at the Closing each Anchor Member will sell, convey, assign, transfer and deliver to the Company all their Units (with the ownership of such Units as reflected on Schedule 1 Anchor’s operating agreement, a copy of which is set forth in Schedule 2.1(a) hereto), and in exchange for the acquisition of such Units, the Company will issue to each Anchor Member 80 shares of the Company’s common stock per Unit exchanged (the “Exchange Shares”).

1.2  Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. legal counsel for Anchor located in Charlotte, North Carolina, at 10:00 a.m., local time, on the second business day following the satisfaction of the conditions in Article V and Article VI hereof to be satisfied prior to the Closing or at such other date and time as the Parties shall otherwise agree (the “Closing Date”).

1.3  Tax Treatment. It is intended by the Parties that the Exchange, together with the Private Placement Transaction, qualify as an exchange under Section 351(a) of the Code.

1.4  Certain Definitions

(a)  “Knowledge” For purposes of this Agreement, whenever the phrase “to a Party’s knowledge,” “the Party is not aware” or a similar expression appears in any representation or warranty in this Agreement, it means either to the actual knowledge of the Party’s executive officers, or that a prudent individual in the position of such executive officers should be expected to discover or otherwise become aware of such fact, condition or other matter in the course of conducting a reasonable investigation concerning the existence of such fact, condition or other matter. Whenever the phrase “the Party has received no notice” or like expression appears in any representation or warranty in this Agreement, it means that none of the Party’s executive officers has received actual electronic or written notice of the matter to which such phrase is applied.

(b)  “GAAP” shall mean United States generally accepted accounting principals, consistently applied.

(c)  “Material Adverse Effect” or “Material Adverse Change” shall mean any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to be materially adverse to the financial condition, results of operations or business and operations, as currently conducted, of the Party, taken as a whole, to which the phrase refers; provided, however, that the following shall not be taken into account in determining whether there has been a Material Adverse Effect on or with respect to such Party: any change, effect or circumstance (i) relating to conditions affecting the economy of the United States generally or (ii) relating to conditions generally affecting the industry (or industries) in which such Party participates, and not affecting such Party in a materially disproportionate manner. For the avoidance of doubt, the Parties agree that the terms “material”, “materially”, or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

(d)  “Legal Proceedings” shall mean any legal, administrative, arbitral or other proceedings, claims, actions or governmental (or otherwise) investigations of any nature.

(e)  “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

(f)  “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency.

(g)  “Pink Sheets” shall mean an electronic quotation system that displays quotes from broker-dealers for certain over-the-counter securities.

(h)  “Subsidiaries” when used in this Agreement with respect to any Party, means any corporation, joint venture, association, partnership, trust or other entity in which such Party has, directly or indirectly, at least a fifty percent (50%) interest or acts as a general partner.

(i)  “Taxes” shall mean all federal, territorial, state, local or foreign income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other taxes, assessments, customs, duties, fees, levies or other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, whether disputed or not, together with any interest penalties, additions to tax or additional amounts with respect thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF ANCHOR

Anchor hereby represents and warrants to the Company that each of the following are true and correct, except as set forth in the disclosure schedule delivered by Anchor on or before the date of this Agreement (the “Anchor Disclosure Schedule”). Disclosure in any paragraph of the Anchor Disclosure Schedule shall constitute disclosure for all other sections of this Article II and this Agreement.

2.1  Organization and Good Standing

(a)  Anchor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina. Anchor has the requisite company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Anchor. Schedule 2.1(a) of the Anchor Disclosure Schedule sets forth true and complete copies of the articles of organization of Anchor and the operating agreement of Anchor, each as amended and in effect on the date hereof (the “Anchor Governing Documents”).

(b)  Anchor does not have any Subsidiaries. Anchor does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate.

2.2  Capitalization. The number and type of outstanding Units of Anchor are as set forth on Schedule 1 Anchor’s operating agreement, a copy of which is set forth in Schedule 2.1(a) hereto. Except as set forth on such Schedule A, there are no Units, limited liability company interests, other equity interests of Anchor and there are no outstanding securities convertible or exchangeable into Units of Anchor or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Anchor to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Units or any other equity interests of Anchor.

2.3  Authority; No Violation. Anchor has full company power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the members of Anchor. This Agreement has been duly and validly executed and delivered by Anchor and constitutes the valid and binding obligation of Anchor, enforceable against Anchor in accordance with its terms.

2.4  Financial Statements

(a)  Schedule 2.4(a) of the Anchor Disclosure Schedule sets forth copies of (i) the unaudited financial statements of Anchor as of December 31, 2005; and (ii) unaudited financial statements of Anchor for the ten months ended October 31, 2006 (the “Anchor Financial Statements”). The Anchor Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Anchor as at the respective dates of and for the periods referred to in such Anchor Financial Statements, all in accordance with GAAP, and are consistent with the books and records of Anchor; provided, however, that the Anchor Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments (which are not expected to be material) and do not include footnotes.

(b)  As of the date of this Agreement, all of the liabilities of Anchor for legal and consulting fees and expenses are set forth on Schedule 2.4(b) of the Anchor Disclosure Schedule.

2.5  Absence of Certain Changes or Events. There has been no Material Adverse Change to Anchor since October 31, 2006 or the occurrence of a default as described in Section 2.10(c), and to Anchor’s knowledge, there has occurred no event or development which is reasonably likely to cause such a Material Adverse Change to Anchor in the future.

2.6  Legal Proceedings. There is no Legal Proceeding which is pending and Anchor has received no notice that any Legal Proceeding is threatened against Anchor or against any Anchor officer or director in their capacity as a Anchor officer or director which is material to Anchor. Anchor is not a party to any material order, judgment or decree entered against Anchor in any lawsuit or proceeding.

2.7  Taxes and Tax Returns. All material Tax returns (including information returns), reports, declarations and statements relating to Taxes (collectively “Returns”) required to be filed to date by Anchor have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and all material Taxes due and payable by Anchor have been paid when due. There is no examination or audit for Taxes of Anchor currently in progress, no written claim, asserted deficiency or assessment for Taxes of Anchor has been made, and, to the Knowledge of Anchor, no such claim, deficiency or assessment has been threatened. No liens or similar encumbrances have been asserted against Anchor with respect to the failure to pay any Taxes (other than with respect to Taxes not yet due and payable). Anchor has not waived any statute of limitations in respect of Taxes or executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. The unpaid Taxes of Anchor for tax periods through October 31, 2006 do not exceed the accruals and reserves for Taxes set forth on Anchor’s balance sheet as of October 31, 2006. Proper amounts have been withheld by Anchor in accordance with Tax withholding provisions of applicable laws and, to the extent required, have been paid to the proper authority. Anchor is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Returns. Anchor is not a party to any tax-sharing or tax-allocation agreement, nor does Anchor owe any amounts under any tax-sharing or tax-allocation agreement. Anchor has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

2.8  Employee Benefit Plans

(a)  Schedule 2.8(a) of the Anchor Disclosure Schedule contains a complete list of “Anchor Plans” consisting of each arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained or administered by Anchor, or to which Anchor contributes, and which covers any employee or former employee of Anchor or under which Anchor has any liability, including “employee welfare benefit plan,” “employee benefit plan” and “employee pension benefit plan” as defined under the Employee Retirement Income Security Act (“ERISA”);

(b)  With respect to the Anchor Plans, Anchor has delivered, or made available, to the Company prior to the Closing, a copy of each Anchor Plan and any amendment(s) thereto, together with (i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan. The Anchor Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any Anchor Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the “IRS”) to be so qualified;

(c)  Anchor is not a party to any collective bargaining agreements. There are no strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions pending, and Anchor has received no notice that any strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions is threatened, by any of the employees, former employees or employment applicants of Anchor that would have a Material Adverse Effect on Anchor.

(d)  To Anchor’s knowledge, no employee of Anchor is obligated under any agreement or judgment that would conflict with such employee’s obligation to use his best efforts to promote the interests of Anchor or would conflict with Anchor’s business as conducted. To Anchor’s knowledge, no employee of Anchor is in violation of the terms of any employment agreement or any other agreement relating to such employee’s relationship with any previous employer and no litigation is pending and Anchor has received no notice that any such litigation is threatened with regard thereto.

2.9  Compliance with Applicable Law. Anchor has substantially complied with all applicable laws, regulations, judgments, decrees or orders of any court or governmental agency or entity except where the failure to so comply would not have a Material Adverse Effect on Anchor.

2.10  Certain Contracts

(a)  Schedule 2.10(a) of the Anchor Disclosure Schedule sets forth true and correct copies of all written employment agreements or termination agreements with current officers, directors, employees or consultants of Anchor, to which Anchor is a party as of the date of this Agreement.

(b)  Except as set forth on Schedule 2.10(b), As of the date of this Agreement, (i) Anchor is not a party to or bound by any commitment, agreement or other instrument (excluding commitments and agreements in connection with extensions of credit by Anchor) which contemplates the payment of amounts in excess of $100,000, or which otherwise is material to the operations, assets or financial condition of Anchor, including but not limited to any royalty, franchising fees, or any other fee based on a percentage of revenues or income and (ii) no commitment, agreement or other instrument to which Anchor is a party or by which it is bound limits the freedom of Anchor to compete in any line of business or with any person.

(c)  As of the date of this Agreement, Anchor is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement (as to royalty payments) or other commitment or arrangement.

(d)  As of the date of this Agreement, to the knowledge of Anchor, any other party thereto is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement or other commitment or arrangement, except for any such default that is not expected to have a Material Adverse Effect on Anchor.

(e)  As of the date of this Agreement, to the knowledge of Anchor, all royalty payments, franchising fees, or any other payments based on a percentage of revenues or income have been fully paid by Anchor to any other party.

2.11  Properties and Insurance

(a)  Anchor has good and, as to owned real property, if any, legal title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Anchor’s balance sheet as of October 31, 2006, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since October 31, 2006), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and statutory and contractual landlord’s liens in connection with any leases, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Anchor and (iv) with respect to owned real property, if any, title imperfections noted in title reports delivered to the Company prior to the date hereof. Anchor, as lessee, has the right under written leases to occupy, use, possess and control, in all material respects, all real property leased by it, subject to the terms and provisions of such leases.

(b)  Except for software licenses associated with stand-alone computers, leases of vehicles and miscellaneous office equipment and all sale-leaseback transactions and subject to the Intellectual Property rights of third parties, all of the assets (tangible and intangible) purported to be owned by Anchor that exceed $5,000 in value are the lawful property of Anchor and as such are freely and fully assignable or transferable except as otherwise provided herein.

(c)  Schedule 2.11(c) of the Anchor Disclosure Schedule lists all policies of insurance and bonds covering business operations and insurable properties and assets of Anchor, all risks insured against, and the amount thereof and deductibles relating thereto. Anchor has not, since January 1, 2005, received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and it is not in default in any material respect under such policy or bond, and, to Anchor’s knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

2.12  Minute Books

. The minute books of Anchor contain records which, in all material respects, accurately record all meetings of its members.

2.13  Environmental Matters

(a)  Anchor has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Anchor is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Anchor. Anchor has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Anchor, or owned or controlled by Anchor as a trustee or fiduciary (collectively, “Anchor Properties”), in any manner that violates or, after the lapse of time may violate, any presently existing federal, regional, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on Anchor.

(b)  Anchor has no knowledge that, during Anchor’s ownership or lease of such Anchor Properties, any of the Anchor Properties has been operated in any manner that violated any applicable national, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on Anchor.

2.14  Agreements with Governmental Entity. Anchor is not a party to any agreement or memorandum of understanding with, or a party to any commitment letter, or board resolution submitted to a regulatory authority or similar undertaking to, and is not a recipient of, nor a party to any order or directive by, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

2.15  Labor Disputes. Anchor is not directly or indirectly involved in and Anchor has received no notice threatening any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which would have a Material Adverse Effect on Anchor.

2.16  Loans, Etc. No member of Anchor has any liabilities, obligations or indebtedness of any kind whatsoever chargeable to the Anchor member and payable to Anchor by the Anchor member.

2.17  Intellectual Property

(a)  The term “Intellectual Property” includes the following:

(i)  all United States, international and foreign patents, patent applications and statutory invention registrations, together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions therein, all rights therein provided by international treaties or conventions and all improvements thereto, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto;

(ii)  all trademarks (including, without limitation, service marks), certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, and all other marks registered in the U.S. Patent and Trademark Office or in any office or agency of any State or Territory of the United States or any foreign country (but excluding any United States intent-to-use trademark application prior to the filing and acceptance of a Statement of Use or an Amendment to allege use in connection therewith to the extent that a valid security interest may not be taken in such an intent-to-use trademark application under applicable law), and all rights therein provided by international treaties or conventions, all reissues, extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever accruing thereunder or pertaining thereto;

(iii)  all copyrights, copyright applications, copyright registrations and like protections in each work of authorship, whether statutory or common law, whether published or unpublished, any renewals or extensions thereof, all copyrights of works based on, incorporated in, derived from, or relating to works covered by such copyrights, together with all rights corresponding thereto throughout the world and all other rights of any kind whatsoever accruing thereunder or pertaining thereto;

(iv)  all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(v)  all computer software programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware, and documentation and materials relating thereto, and all rights with respect to the foregoing, together with any and all options, warranties, service contracts, program services, test rights, maintenance rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing;

(vi)  all license agreements, permits, authorizations and franchises, whether with respect to the Patents, Trademarks, Copyrights, URLs, Trade Secrets or Computer Software, or with respect to the patents, trademarks, copyrights, trade secrets, computer software or other proprietary right of any other Person, and all income, royalties and other payments now or hereafter due and/or payable with respect thereto, subject, in each case, to the terms of such license agreements, permits, authorizations and franchises;

(vii)  all URLs, domain names or other names or addresses with respect to the Internet (including, without limitation, registrations and applications for registration thereof with private or public URL registries, domestic and foreign), together with all intellectual property and all other rights of any kind whatsoever of accruing thereunder, pertaining thereto or associated therewith, including, without limitation, all registrations, applications, renewals, reissues, extensions, links (including, without limitation, metal tags), and connections.

(b)  Agreements. Schedule 2.17(b) of the Anchor Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Anchor, of each written or oral lease, agreement, contract, commitment or license by which Anchor (a) has or may acquire any rights, (b) has or may become subject to any obligation or liability, or (c) or any of the assets owned or used by it is or may become bound (“Arrangements”) relating to Intellectual Property to which Anchor is a party or by which Anchor is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which Anchor is the licensee. There are no outstanding and, to the knowledge of Anchor, no threatened disputes or disagreements with respect to any such Arrangements. To the knowledge of Anchor, no party to an Arrangement relating to the use by Anchor of any Intellectual Property owned by another Person is or has at any time been in breach of such Arrangements. Anchor has not granted or is not obligated to grant a license, assignment or other right with respect to any Intellectual Property.

(c)  Know-How.

(i)  The Intellectual Property includes all such assets which are reasonably necessary for the operation of Anchor’s businesses as it is currently conducted. Anchor owns or possesses sufficient legal rights to all Intellectual Property necessary for the operation of its business as it is currently conducted except where the failure to have such rights would not have a Material Adverse Effect on the operations or financial condition of Anchor. To the knowledge of Anchor, it has not violated or, by conducting its business as presently proposed, would violate any of the Intellectual Property Rights of any other Person.

(ii)  All former and current employees of Anchor have executed written Arrangements with Anchor that assign to Anchor all rights to any inventions, improvements, discoveries, or information relating to the business of Anchor. To the knowledge of Anchor, no employee of Anchor has entered into any Arrangement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than Anchor. No past or present stockholder, employee, director, officer, contractor, agent or representative of Anchor has any ownership interest or any other rights in or to any Intellectual Property. No Arrangement or understanding exists between Anchor and any third party which would impede or prevent the continued use of such right, title and interest of Anchor in and to the Intellectual Property as Anchor had prior to the Closing and used in the conduct of its business, subject to the rights of licensors and licensees pursuant to existing Arrangements listed on Schedule 2.17(b) to the Anchor Disclosure Schedule.

2.18  No Brokers. Anchor has not employed or authorized anyone to represent it as a broker, finder or financial consultant in connection with the Transactions, and no broker, finder, financial consultant or other person is entitled to any commission, finder’s fee or consulting fee, or any similar fee, from Anchor in connection with the Transactions. Anchor will indemnify and hold harmless the Company from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses the Company may sustain or incur as a result of any claim for a commission, finder’s fee or consulting fee by a broker, finder or financial consultant acting on behalf of Anchor.

2.19  Bankruptcy; Criminal Proceedings. To the knowledge of Anchor, Anchor, its officers, directors, affiliates, promoters or any predecessor thereof have not been subject to or suffered any of the following:

(a)  Any bankruptcy petition filed by or against any business of which such Person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

(b)  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other misdemeanor offenses) within ten (10) years from the date hereof;

(c)  Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such Person’s involvement in any type of business, securities or banking activities; or

(d)  Being found guilty by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (“SEC”) or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

2.20  Disclosure. No representation or warranty contained in Article II of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in the context of such representations and warranties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF COMPANY AND COMPANY STOCKHOLDERS

The Company and the Company Stockholders hereby represent and warrant to Anchor that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company and the Company Stockholders to Anchor on or before the date of this Agreement (the “Company Disclosure Schedule”). Notwithstanding the foregoing, with respect to the representations and warranties of the Company Stockholders (i) Halter Financial Investments, L.P. represents and warrants to Anchor that the statements contained in this Article III are true and correct, except as set forth in the Company Disclosure Schedule, solely as to the Operating Period (as such term is defined in Section 7.1(a)) and (ii) Benchmark Equity Group, Inc., William Baquet and Frank DeLape, jointly and severally, represent and warrant to Anchor that the statements contained in this Article III are true and correct, except as set forth in the Company Disclosure Schedule, solely as to the Ownership Period (as such term is defined in Section 7.1(b)).

3.1  Organization and Good Standing

.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. Schedule 3.1(a) of the Company Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and bylaws of the Company each as amended and in effect on the date hereof (the “Company Governing Documents” and together with the Anchor Governing Documents, “Governing Documents”).

(b)  The Company does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity or own real estate.

3.2  Capitalization

(a)  The authorized capital stock of the Company consists of an aggregate of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock” and together with Company Common Stock, “Company Stock”). As of the date hereof there are and immediately prior to Closing and the completion of the Private Placement Transaction there will be, 3,820,555 shares of Company Common Stock issued and outstanding, no shares of Company Preferred Stock issued and outstanding and no shares of Company Stock held in the treasury of the Company. The issued and outstanding shares of Company Stock are owned by the Persons and in the numbers specified in Schedule 3.2 of the Company Disclosure Schedule. Except as set forth on Schedule 3.2, there are no outstanding options, warrants or other rights to acquire shares of Company Stock. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, and fully paid and nonassessable and have voting rights. The authorized but unissued shares of Company Stock are not subject to any preemptive rights. The Company does not have, nor is it bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of the Company or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other state of federal law. There are no outstanding obligations of the Company to register under the Securities Act any shares of its capital stock or to include in any registration of its capital stock shares held by others.

(b)  All of the Exchange Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(c)  Immediately following the issuance of the Exchange Shares, the issued and outstanding shares of Company Common Stock will be owned by the Persons and in the numbers specified in Schedule 3.2 of the Company Disclosure Schedule. Except for the equity securities to be sold pursuant to the Private Placement Transaction and any Common Stock to be issued upon the exercise of any warrants or options set forth on Schedule 3.2 or on Schedule 5.4(c), the Company has no plan or intention or any obligation to issue any additional capital stock.

3.3  Authority; No Violation

(a)  The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the board of directors of the Company. No corporate proceedings on the part of the Company are necessary to consummate the Transactions.

(b)  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions in accordance with the terms hereof, or compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company’s Certificate of Incorporation or bylaws, each as amended and in effect as of the date hereof, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate would not have a Material Adverse Effect on the Company, or the ability of the Company to consummate the Transactions. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any public body or authority are necessary on behalf of the Company in connection with (x) the execution and delivery by the Company of this Agreement and (y) the consummation by the Company of the Transactions.

3.4  Interim Operations of the Company

. Since November 29, 2004 the Company has engaged in no business activities other than in connection with and as contemplated by this Agreement.

3.5  Financial Statements

(a)  Schedule 3.5(a) of the Company Disclosure Schedule sets forth copies of the audited financial statements of the Company as of June 30, 2006 and for the six month period ended June 30, 2006, for the year ended December 31, 2005 and for the period from November 29, 2004 to December 31, 2004, together with the report thereon of S.W. Hatfield, CPA, independent certified public accountants (the “Company Financial Statements”). The Company Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such Company Financial Statements, all in accordance with GAAP, and are consistent with the books and records of the Company. The Company Financial Statements do not now and did not at the time they were prepared contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  As of the date of this Agreement, the Company has no liabilities for legal or consulting fees or expenses.

3.6  Absence of Certain Changes or Events. There has been no Material Adverse Change to the Company since June 30, 2006 or the occurrence of a default as described in Section 3.11(c), and to the Company’s knowledge, there has occurred no event or development which is reasonably likely to cause such a Material Adverse Change to the Company in the future.

3.7  Legal Proceedings. There is no Legal Proceeding which is pending, and the Company has not received notice threatening a Legal Proceeding, against the Company or against any present or former Company officer or director in their capacity as an officer or director which is material to the Company. the Company is not a party to any material order, judgment or decree entered against the Company in any lawsuit or proceeding.

3.8  Taxes and Tax Returns. All material Returns required to be filed to date by the Company (and any predecessor) have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and all material Taxes due and payable by the Company (and any predecessor) have been paid when due. There is no examination or audit for Taxes of the Company (or any predecessor) currently in progress, no written claim, asserted deficiency or assessment for Taxes of the Company (or any predecessor) has been made, and, to the Knowledge of Company, no such claim, deficiency or assessment has been threatened. No liens or similar encumbrances have been asserted against the Company (or any predecessor) with respect to the failure to pay any Taxes. The Company has not waived any statute of limitations in respect of Taxes or executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. The unpaid Taxes of the Company for tax periods through June 30, 2006 do not exceed the accruals and reserves for Taxes set forth on the Company’s balance sheet as of June 30, 2006. Proper amounts have been withheld by the Company (and any predecessor) in accordance with Tax withholding provisions of applicable laws and, to the extent required, have been paid to the proper authority. Neither the Company nor any predecessor is or has ever been a member of a group of corporations with which it has filed (or been required to file) affiliated, consolidated, combined, unitary or similar Returns. Neither the Company nor any predecessor is a party to any tax-sharing or tax-allocation agreement, nor does the Company (or any predecessor) owe any amounts under any tax-sharing or tax-allocation agreement, or as transferee or successor or by contract. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.9  Employee Benefit Plans

(a)  The Company does not have any arrangement or policy (written or oral) or other plan or arrangement (written or oral) providing for insurance coverage, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits, nor does the Company contribute to or have liability under any such plan or arrangement, with respect to any employee or former employee of the Company, including “employee welfare benefit plan,” “employee benefit plan” and “employee pension benefit plan” as defined under ERISA;

(b)  The Company is not a party to any collective bargaining agreements. There are no strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions pending, and the Company has received no notice that any strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions is threatened, by any of the employees, former employees or employment applicants of the Company that would have a Material Adverse Effect on the Company.

(c)  To the Company’s knowledge, no employee of the Company is obligated under any agreement or judgment that would conflict with such employee’s obligation to use his best efforts to promote the interests of the Company or would conflict with the Company’s business as conducted. To the Company’s knowledge, no employee of the Company is in violation of the terms of any employment agreement or any other agreement relating to such employee’s relationship with any previous employer and no litigation is pending and the Company has received no notice that any such litigation is threatened with regard thereto.

3.10  Compliance with Applicable Law

. The Company has substantially complied with all applicable laws, regulations, judgments, decrees or orders of any court or governmental agency or entity except where the failure to so comply would not have a Material Adverse Effect on the Company.

3.11  Certain Contracts

(a)  The Company has no written employment agreements or termination agreements with current officers, directors or consultants.

(b)  The Company is not a party to or bound by any commitment, agreement or other instrument (excluding commitments and agreements in connection with extensions of credit by the Company) which contemplates the payment of amounts in excess of $10,000, or which otherwise is material to the operations, assets or financial condition of the Company, including but not limited to any royalty, franchising fees, or any other fee based on a percentage of revenues or income. No commitment, agreement or other instrument to which the Company is a party or by which it is bound limits the freedom of the Company to compete in any line of business or with any Person.

(c)  The Company is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement (as to royalty payments) or other commitment or arrangement.

(d)  As of the date of this Agreement, to the knowledge of the Company, any other party thereto is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement or other commitment or arrangement that is material to the Company.

(e)  To the knowledge of the Company, all royalty payments, franchising fees, or any other payments based on a percentage of revenues or income have been fully paid by the Company to any other party.

3.12  Properties and Insurance

(a)  The Company has good and, as to owned real property, if any, legal title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Company’s balance sheet as of June 30, 2006, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2006), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and statutory and contractual landlord’s liens in connection with any leases, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of the Company and (iv) with respect to owned real property, if any, title imperfections noted in title reports delivered to Anchor prior to the date hereof. The Company, as lessee, has the right under written leases to occupy, use, possess and control, in all material respects, all real property leased by it, as presently occupied, used, possessed and controlled by it, subject to the terms and provisions of such leases.

(b)  Except for software licenses associated with stand-alone computers, leases of vehicles and miscellaneous office equipment, all sale-leaseback transactions and subject to Intellectual Property rights of third parties, all of the assets (tangible and intangible) purported to be owned by the Company that exceed $5,000 in value are the lawful property of the Company and as such are freely and fully assignable or transferable except as otherwise provided herein.

(c)  The Company has no policies of insurance and bonds covering business operations or insurable properties or assets of the Company. The Company has not, since November 29, 2004, received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and it is not in default in any material respect under such policy or bond, and, to the Company’s knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

3.13  Minute Books. The minute books of the Company contain records which, in all material respects, accurately record all meetings of their stockholders and Boards of Directors (including committees of the Board of Directors).

3.14  Environmental Matters

(a)  The Company has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that the Company is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of the Company. The Company has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by the Company, or owned or controlled by the Company as a trustee or fiduciary (collectively, “Company Properties”), in any manner that violates or, after the lapse of time may violate, any presently existing federal, regional, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on the Company.

(b)  The Company has no knowledge that, during the Company’s ownership or lease of such Company Properties, any of such Company Properties has been operated in any manner that violated any applicable national, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on the Company.

3.15  Agreements with Governmental Entity. The Company is not a party to any agreement or memorandum of understanding with, or a party to any commitment letter, or board resolution submitted to a regulatory authority or similar undertaking to, and is not a recipient of, nor a party to any order or directive by, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

3.16  Labor Disputes. The Company is not directly or indirectly involved in and the Company has received no notice threatening any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which would have a Material Adverse Effect on the Company.

3.17  Loans, Etc. No Company stockholder has any liabilities, obligations or indebtedness of any kind whatsoever chargeable to the Company stockholder and payable to the Company by the Company stockholder.

3.18  Absence of Liabilities

. The Company has no obligations or liabilities of any nature whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, or otherwise.

3.19  Intellectual Property

(a)  Agreements. The Company is not a party to or bound by any Arrangements relating to Intellectual Property, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Company is the licensee. There are no outstanding and, to the knowledge of the Company, no threatened disputes or disagreements with respect to any such Arrangements. To the knowledge of the Company, no party to an Arrangement relating to the use by the Company of any Intellectual Property owned by another person is or has at any time been in breach of such Arrangements. The Company has not granted or is not obligated to grant a license, assignment or other right with respect to any Intellectual Property.

(b)  Know-How.

(i)  The Company owns or possesses sufficient legal rights to all Intellectual Property necessary for the operation of its business as it is currently conducted except where the failure to have such rights would not have a Material Adverse Effect on the operations or financial condition of the Company. To the knowledge of the Company, it has not violated or, by conducting its business as presently proposed, would violate any of the Intellectual Property Rights of any other Person.

(ii)  All former and current employees of the Company have executed written Arrangements with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of Company. To the knowledge of the Company, no employee of the Company has entered into any Arrangement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company. No past or present shareholder, employee, director, officer, contractor, agent or representative of the Company has any ownership interest or any other rights in or to any Intellectual Property. No Arrangement or understanding exists between the Company and any third party which would impede or prevent the continued use of such right, title and interest of Company in and to the Intellectual Property as the Company had prior to the Closing and used in the conduct of its business.

3.20  No Brokers. The Company has not employed or authorized anyone to represent them as a broker, finder or financial consultant in connection with the Transactions, and no broker, finder, financial consultant or other person is entitled to any commission, finder’s fee or consulting fee from the Company in connection with the Transactions.

3.21  Bankruptcy. Other than the voluntary petition for relief under chapter 11 of title 11 of the United States Code filed on March 28, 2003 (in which a plan of reorganization was confirmed on November 29, 2004), the Company has neither filed a voluntary bankruptcy petition nor been the subject of an involuntary bankruptcy petition nor is the Company the subject of an action under state insolvency laws or any other relevant laws.

3.22  Criminal Proceedings. To the knowledge of the Company, the Company and its officers, directors, affiliates, promoters or any predecessor thereof have not been subject to or suffered any of the following:

(a)  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other misdemeanor offenses) within ten (10) years from the date hereof;

(b)  Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such Person’s involvement in any type of business, securities or banking activities; or

(c)  Being found guilty by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

3.23  Consents and Approvals. All actions required to be taken by the Company’s board of directors to authorize the consummation of this Agreement and the Transactions have been duly and validly taken by such boards of directors and no other consents or approvals of this Agreement or the Transactions shall be necessary.

3.24  State Takeover Statutes. The Company’s board of directors has taken all action to ensure that any restrictions on business combination do not apply to the Transactions.

3.25  Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in the context of such representations and warranties. There are no facts, conditions, trends, claims, rights obligations or liabilities not specifically disclosed in this Article III which have, or with the passage of time could have, a Material Adverse Effect on the operations, conditions, earnings, liabilities and prospects, whether financial or otherwise, of the Company.

ARTICLE IV

COVENANTS OF THE PARTIES

4.1  Conduct of Business

(a)  During the period from the date of this Agreement to the Closing Date, Anchor shall conduct its businesses and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent business practice, and shall take no action that is inconsistent with the Agreement, except with the prior consent of the Company, which consent may not be unreasonably withheld. Anchor shall use all commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself the present services of its employees and (iii) preserve for itself and the Company the goodwill of its customers and others with whom business relationships exist.

(b)  During the period from the date of this Agreement to the Closing Date, the Company shall conduct its business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent business practice, and shall take no action that is inconsistent with this Agreement, except with the prior written consent of Anchor, which consent may not be unreasonably withheld. The Company shall conduct its operations in compliance with all applicable laws and regulations and shall each use all commercially reasonable efforts to preserve its business organization intact.

(c)  The Parties hereto agree to treat the Exchange, together with the Private Placement Transaction, as an exchange qualifying under Section 351(a) of the Internal Revenue Code of 1986, as amended, and agree to file all tax returns, reports, and attachments thereto in a manner consistent therewith.

4.2  Negative Covenants

(a)  During the period from the date of this Agreement to the Closing Date, the Company shall not engage in any transaction or take any action other than those contemplated by this Agreement without the prior written consent of Anchor, which consent may not be unreasonable withheld.

(b)  The Company, without limiting the generality of Section 4.2(a) above, further agrees, and Anchor agrees, that from the date hereof to the Closing Date, except as otherwise approved by the Parties in writing, or as permitted or required by this Agreement, or as contemplated by the Company’s planned private placement offering of its Series 1 Convertible Preferred Stock, they will not:

(i)  issue or sell any stock or other securities or any options, warrants or rights to acquire any stock or other securities;

(ii)  split, combine or reclassify or change the terms of any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii)  change any provisions of their Governing Documents;

(iv)  grant any severance or termination pay other than in the ordinary course of business consistent with past practices and policies to, or enter into or amend any employment agreement with, any of their directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to their directors, officers or employees except with respect to salary increases and bonuses for employees in the ordinary course of business and consistent with past practices and policies;

(v)  sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

(vi)  make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(vii)  agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(viii)  make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles;

(ix)  make any loan or loan commitment to any of their stockholders;

(x)  take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Exchange, together with the Private Placement Transaction, from qualifying as an exchange under Section 351(a) of the Code; or

(xi)  agree to do any of the foregoing.

4.3  No Solicitation

(a)  Other than the Placement Agent Agreement, Anchor and the Company shall not authorize or permit any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to: (i) solicit or initiate or take any other action to facilitate or cause any inquiries or the making of any proposal from any Person (other than the Parties hereto) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of such entity, or any of the capital stock of such entity, or any merger, consolidation, business combination, recapitalization, sale or exchange of all or a material amount of assets or any similar transaction or series of transactions involving such entity (a “Competing Transaction”), or (ii) participate in any discussions or negotiations regarding any Competing Transaction; provided, however, that if, at any time, the board of directors of such entity thereof determines in good faith, after consultation with such legal, financial and other advisors as it deems appropriate, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties under its applicable state laws, such entity or any affiliates thereof may, prior to its having obtained the necessary written consents or approvals to the Exchange and the Transactions, and in response to a Competing Transaction that was not solicited by it or that did not otherwise result from a breach of this Section 4.3(a), (x) furnish non-public information with respect to such entity to any Person making a Competing Transaction pursuant to a confidentiality agreement and (y) participate in discussions or negotiations regarding, and enter into and consummate a Competing Transaction.

(b)  The Parties shall keep each other reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Competing Transaction. A Party may not accept a Competing Transaction from any Person, nor may it terminate this Agreement, unless it has provided the other Parties at least four (4) calendar days notice of the exact terms of the Competing Transaction, including a copy of the proposed agreement.

4.4  Current Information. During the period from the date of this Agreement to the Closing Date, each Party to this Agreement agrees to confer with each other Party to this Agreement on a reasonable basis as requested by each other Party, regarding their business, operations, properties, assets and financial condition and matters relating to the completion of the Transactions.

4.5  Access to Properties and Records; Confidentiality

(a)  During the period from the date of this Agreement to the Closing Date, each Party hereto agrees to permit each other Party and its agents and representatives, including, without limitation, officers, directors, employees, attorneys, accountants and financial advisors (collectively, “Representatives”) reasonable access to their respective properties, and to disclose and make available to each other Party and its Representatives, as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors’ work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which each Party and its Representatives may have a reasonable interest.

(b)  All information previously furnished by the Parties hereto in connection with the Transactions, shall be kept confidential and shall be treated as the sole property of the Party delivering the information until consummation of the Transactions contemplated hereby and, if the Transactions shall not occur, each Party and each Party’s Representatives shall return to the other Party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or commercial purposes or any other purpose not expressly permitted hereby. The obligation to keep such information confidential shall continue for sixty (60) months from the date this Agreement is terminated or abandoned.

(c)  In addition to all other remedies that may be available to any Party hereto in connection with a breach by any other Party hereto of its or its Representative’s obligations under this Section 4.4, each Party hereto shall be entitled to specific performance and injunctive and other equitable relief with respect to this Section 4.4. Each Party hereto waives, and agrees to use all reasonable efforts to cause its Representatives to waive, any requirement to secure or post a bond in connection with any such relief.

4.6  Regulatory Matters

(a)  The Parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the Transactions as soon as possible. The Parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the Transactions.

(b)  Each of the Parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the Transactions.

4.7  Further Assurances. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the Transactions, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Transactions and using all reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 4.7 shall be construed to require any Party to participate in any threatened or actual Legal Proceedings (other than Legal Proceedings to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the Transactions unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

4.8  Public Announcemen. The Parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the Transactions, except as may be otherwise required by law or regulation or as to which the Party releasing such information has used all reasonable efforts to discuss with the other Party in advance.

4.9  Failure to Fulfill Conditions. The Parties agree to take all commercially reasonable efforts to cause the Closing to occur on or before midnight, eastern time, on March 31, 2007 (the “Termination Date”). In the event that Anchor or the Company reasonably determines that a material condition to its obligation to consummate the Transactions cannot be fulfilled on or prior to the Termination Date, and that it will not waive that condition, it will promptly notify the other Parties. Anchor and the Company will promptly inform the other Parties of any facts applicable to Anchor or the Company, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Exchange by any governmental authority or which would otherwise prevent or materially delay completion of the Exchange or the Closing.

4.10  Disclosure Supplements. Each Party hereto will promptly supplement or amend (by written notice to the other Parties hereto) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article V and Article VI, no supplement or amendment to such Disclosure Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS

OF ANCHOR

The obligations of Anchor to consummate the Exchange and the Transactions are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Anchor in its sole discretion, but only in a writing signed by Anchor):

5.1  Accuracy of Representations and Warranties. The representations and warranties of the Company and the Company Stockholders contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company and the Company Stockholders contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly stated to be made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

5.2  Government Consents. There shall have been obtained at or prior to the Closing Date such permits and/or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the Parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Exchange and the Transactions and for Anchor to continue to conduct its business as presently conducted, including but not limited to requirements under applicable U.S. securities, corporations, and investment laws.

5.3  Documents. The Company and the Company Stockholders must have caused the following documents to be delivered to Anchor:

(a)  a certificate of the Secretary of State and the taxing authorities of the State of Delaware, dated not more than five (5) days prior to the Closing Date, attesting to the legal existence and good standing of the Company in Delaware and to the payment of all state taxes due and owing thereby;

(b)  certificates of the relevant Secretary of State and taxing authorities, dated as of the most recent date practicable, attesting to the legal existence and good standing of the Company and to the payment of all state taxes due and owing thereby in each jurisdiction in which the Company has registered with the Secretary of State thereof to do business as a foreign corporation; and

(c)  a certificate signed by the Company Stockholders certifying as to (i) the incumbency of officers of the Company, (ii) the authenticity of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance of this Agreement, the Transactions and the Exchange; and (iii) the authenticity and continuing validity of the certificate of incorporation and bylaws of the Company.

5.4  Private Placement

(a)  Prior to the Closing Date, Anchor (i) shall have received copies of executed subscription agreements for the purchase and sale of equity securities of the Company in private placement transactions resulting in gross proceeds to the Company of at least (US) $2,500,000.00 (“Private Placement” and together with any subsequent issuances of Company equity securities offered under the Private Placement Memorandum used by Company in connection with the Private Placement, the “Private Placement Transaction”) and (ii) shall have been notified by American Stock Transfer & Trust Company, the escrow agent for the Private Placement, that there is at least (US) $2,500,000.00 in cleared funds available for closing the Private Placement; provided, however, that the Private Placement shall not close prior to the Closing hereunder.

(b)  The terms and conditions of the equity securities to be offered and sold pursuant to the Private Placement shall not be materially different than as set forth in the attached Schedule 5.4(b). Any changes, amendments or modifications to the purchase price, the per share conversion price, the voting rights, the anti-dilution and liquidity events, or the rights and preferences of the equity securities, as set forth in the attached Schedule 5.4(b), shall be conclusively deemed to be materially different.

(c)  The terms and conditions of the warrants exercisable for Common Stock to be issued to the Placement Agent in connection with Private Placement Transaction and the 1,960,000 options exercisable for Common Stock to be issued to Company management in connection with the Private Placement Transaction, in each case as more fully described in the Private Placement Memorandum used by Company in connection with the Private Placement, shall not be materially different than the terms and conditions set forth on the attached Schedule 5.4(c). Any changes, amendments or modifications to the exercise price, the term of the option, the anti-dilution, or the rights and preferences of the equity securities for which the warrant or option is exercisable for, as set forth on the attached Schedule 5.4(c), shall be conclusively deemed to be materially different.

5.5  Corporate Approvals. All member and other proceedings required to be taken to authorize Anchor to carry out this Agreement and the Transactions shall have been taken.

5.6  Employment Agreements and Director Compensation Agreement. The Company shall have entered into employment agreements with Morry Rubin and Brad Bernstein in the form of Exhibit B-1 and B-2, respectively, and a director compensation agreement with George Rubin in the form of Exhibit B-3, and such agreements shall be in full force and effect.

5.7  No Proceedings. Since the date of this Agreement, there must not have been commenced, and the Company shall not have received notice threatening, any Legal Proceeding against the Company, or against any Person affiliated with the Company, that (a) seeks damages or other relief in connection with any of the Transactions which is material to the Company, or (b) may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

5.8  No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) affecting the Closing or seeking to prohibit the Transactions shall be in effect; provided, however, that each of the Parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

5.9  No Stop Order. No judicial, legal or administrative hearing or investigation shall have been initiated or threatened against any of the Parties relating the Exchange, the Private Placement or any of the other actions or Transactions described herein, and no stop order suspending the Private Placement shall have been issued by the SEC or any state securities administrator, and no proceeding for that or any other purpose shall have been initiated or threatened by the SEC or any state securities administrator against any of the Parties to this Agreement or which could otherwise affect the Company.

5.10  Placement Agent Agreement. Anchor shall, in its sole and absolute discretion, have approved the provisions of the placement agent agreement entered into between Fordham Financial Management, Inc. and the Company (the “Placement Agent Agreement”) and all other agreements entered into by the Company regarding the sale of shares of the Company’s equity securities in the Private Placement.

5.11  Directors and Officers. Each director and officer of the Company immediately prior to the Closing shall have resigned from such position(s) in writing to the Company, such resignations to be effective as of the Closing. The Company shall have taken such corporate action as is necessary to elect George Rubin, Morry Rubin, Brad Bernstein, Frank DeLape and Kenneth Smalley as the directors of the Company effective as of the Closing.

5.12  Filings and Notifications Mandated By Plan of Reorganization. Promptly after the Closing, the Company shall make all necessary filings with the bankruptcy court to indicate that the Exchange has been completed and cause to be delivered all notifications required pursuant to the terms of that certain plan of reorganization, confirmed on November 29, 2004, applicable to the Company.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS

OF THE COMPANY

The obligations of the Company to consummate the Exchange and the Transactions are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company in its sole discretion, but only in a writing signed the Company):

6.1  Government Consents. There shall have been obtained at or prior to the Closing Date such permits and/or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the Parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Transactions, including but not limited to requirements under applicable U.S. securities, corporations, and investment laws.

6.2  Documents. Anchor must have caused the following documents to be delivered to the Company:

(a)  a certificate of the Secretary of State of the State of North Carolina, dated not more than five (5) days prior to the Closing Date, attesting to the legal existence and good standing of Anchor in North Carolina;

(b)  a certificate signed by a duly authorized officer of Anchor certifying as to (i) the incumbency of officers of Anchor, (ii) the authenticity of the resolutions of the members of Anchor approving and authorizing the execution, delivery and performance of this Agreement, the Transactions and the Exchange, as applicable (and approving a new Schedule 1 to Anchor’s operating agreement reflecting the Exchange); and (iii) the authenticity and continuing validity of the articles of organization and operating agreement of Anchor; and

(c)  an Assignment of Membership Interest executed by each Anchor Member and dated as of the Closing Date evidencing the sale of the Units being sold by such Anchor Member in the Exchange pursuant to Section 1.1.

6.3  No Proceedings. Since the date of this Agreement, there must not have been commenced, and the Company shall not have received notice threatening, any Legal Proceeding against Anchor, or against any Person affiliated with Anchor that (a) seeks damages or other relief in connection with any of the Transactions which is material to Anchor, or (b) may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

6.4  No Injunctions or Restraints. No Restraints affecting the Closing or seeking to prohibit the Transactions shall be in effect; provided, however, that each of the Parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

6.5  Lock-Up Agreements. The members of Anchor listed shall have executed and delivered Lock-Up Agreements in the form attached hereto as Exhibit C, pursuant to which such Persons will agree not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of any shares of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock, which such Persons acquired as consideration pursuant to this Agreement for a period of 18 months following the Closing Date.

ARTICLE VII

INDEMNIFICATION AND REMEDIES

7.1  Indemnification by the Company Stockholders

(a)  Halter Financial Investments, L.P. shall indemnify, defend and hold harmless the Anchor Indemnitees from, against and in respect of any Damages arising, directly or indirectly, from or in connection with (i) the operation or ownership of the Company from and including November 29, 2004 through and including December 7, 2006 (the “Operating Period”), including, without limitation, any liability for any Tax imposed on or related to the Company with respect to the Operating Period, (ii) any breach of any representation or warranty of the Company or Halter Financial Investments, L.P. contained in this Agreement or any certificate or instrument furnished by the Company or the Company Stockholders to Anchor pursuant to this Agreement resulting from the operation or ownership of the Company during the Operating Period, (iii) any failure to perform any covenant of Halter Financial Investments, L.P., as a Company Stockholder, contained in this Agreement or any certificate or instrument furnished by the Company or the Company Stockholders to Anchor pursuant to this Agreement, or (iv) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Halter Financial Group, Inc. (or any Person acting on behalf of Halter Financial Group, Inc.) in connection with the transactions contemplated by this Agreement.

(b)  Benchmark Equity Group, Inc., William Baquet and Frank DeLpae shall, jointly and severally, indemnify, defend and hold harmless the Anchor Indemnitees from, against and in respect of any Damages arising, directly or indirectly, from or in connection with (i) the operation or ownership of the Company from December 8, 2006 through and including the Closing Date (the “Ownership Period”), including, without limitation, any liability for any Tax imposed on or related to the Company with respect to the Ownership Period, (ii) any breach of any representation or warranty of the Company, Benchmark Equity Group, Inc., William Baquet or Frank DeLape contained in this Agreement or any certificate or instrument furnished by the Company or the Company Stockholders to Anchor pursuant to this Agreement resulting from the operation or ownership of the Company during the Ownership Period, (iii) any failure to perform any covenant of the Company or Benchmark Equity Group, Inc., William Baquet or Frank DeLape, as Company Stockholders, contained in this Agreement or any certificate or instrument furnished by the Company or the Company Stockholders to Anchor pursuant to this Agreement, or (iv) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Company, Benchmark Equity Group, Inc., William Baquet or Frank DeLape (or any Person acting on behalf of the Company, Benchmark Equity Group, Inc., William Baquet or Frank DeLape) in connection with the transactions contemplated by this Agreement.

7.2  Indemnification Claims

(a)  In order to seek indemnification under this Article VII, the Anchor Indemnitee shall deliver a written notification Claim Notice to one or more of the applicable Company Stockholders (the “Indemnifying Party”).

(b)  Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Anchor Indemnitee a Response, in which the Indemnifying Party shall: (i) agree that the Anchor Indemnitee is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Anchor Indemnitee of the Claimed Amount, by check or by wire transfer); (ii) agree that the Anchor Indemnitee is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Anchor Indemnitee of the Agreed Amount, by check or by wire transfer); or (iii) dispute that the Anchor Indemnitee is entitled to receive any of the Claimed Amount.

(c)  During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Anchor Indemnitee shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in accordance with Section 9.3.

7.3  Survival of Representations and Warranties

(a)  All representations and warranties of the Company and the Company Stockholders that are covered by the indemnification agreements in Sections 7.1(a) and (b) shall (i) survive the Closing and (ii) shall expire on the date one (1) year following the Closing Date. If the Anchor Indemnitee delivers to the Company Stockholders, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Anchor Indemnitee, the Anchor Indemnitee shall promptly so notify the Company Stockholders.

(b)  The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of Anchor or any knowledge acquired (or capable of being acquired) by Anchor, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.10), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by Anchor of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.4  Limitations

(a)  For purposes solely of this Article VII, all representations and warranties of the Company and the Company Stockholders in Article III (other than Sections 3.6 and 3.25 shall be construed as if the term “material” and any reference to “Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)  No Company Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

7.5  Certain Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a)  “Agreed Amount” shall mean part, but not all, of the Claim Amount.

(b)  “Anchor Indemnitees” shall mean Anchor and, after the Closing, the Company and Anchor, the former members of Anchor, and their respective officers, directors, employees, attorneys, representatives, stockholders, controlling persons, and affiliates.

(c)  “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Anchor Indemnitee and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Anchor Indemnitee is entitled to indemnification under Article VII of the Agreement for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

(d)  “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Anchor Indemnitee.

(e)  “Damages” shall mean any demand, loss, liability (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), claim, damage (including incidental and consequential), fine, tax, action, suit, judgment, expense (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, investigators, experts and other expenses of litigation, including in connection with the assertion of rights under, or the enforcement of, this Agreement) or diminution of value, whether or not involving a third-party claim, whether disputed or not.

(f)  “Dispute” shall mean the dispute resulting if the Company Stockholders in a Response disputes their liability for all or part of the Claimed Amount.

(g)   “Response” shall mean a written response by the Company Stockholders in reply to a Claim Notice, in which the Company Stockholders: (i) agree that the Anchor Indemnitee is entitled to receive all of the Claimed Amount; (ii) agree that the Anchor Indemnitee is entitled to receive the Agreed Amount; or (iii) dispute that the Anchor Indemnitee is entitled to receive any of the Claimed Amount. Such written response shall include a reasonable explanation of the basis for any Dispute.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1  Termination. This Agreement may be terminated at any time prior to or at the Closing:

(a)  By the mutual written consent of the Company and Anchor;

(b)  By the Company, if the conditions precedent set forth in Article VI shall not have been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Termination Date;

(c)  By Anchor, if the conditions precedent set forth in Article V shall not have been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Termination Date;

(d)  By Anchor, if any material item of disclosure or information obtained during Anchor’s ongoing due diligence investigation of the Company shall warrant termination of this Agreement and the Transactions, as determined in Anchor’s reasonable discretion using any relevant information;

(e)  By the Company or Anchor if the Closing Date shall not have occurred on or prior to the Termination Date unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such Party at or before the Closing Date;

(f)  By any Party, upon written notice to the other Parties if any application for regulatory or governmental approval necessary to consummate the Transactions shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or such application is approved with conditions which materially impair the value of Anchor, taken as a whole, to the Company;

(g)  By the Company, if (i) there shall have occurred a Material Adverse Change in Anchor following the date of this Agreement, or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Anchor hereunder and such breach shall not have been remedied within thirty (30) days after receipt by Anchor of notice in writing from the Company specifying the nature of such breach and requesting that it be remedied; or

(h)  By Anchor, if (i) there shall have occurred a Material Adverse Change in the Company following the date of this Agreement, or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of the Company or Company Stockholders hereunder and such breach shall not have been remedied within thirty (30) days after receipt by such breaching Party of notice in writing from Anchor specifying the nature of such breach and requesting that it be remedied.

Except as otherwise specifically set forth herein, any termination of this Agreement under this Section 8.1 will be effective by the delivery of notice of the terminating Party to the other Parties hereto.

8.2  No Liability for Proper Termination. Any termination of this Agreement in accordance with this Article VIII will be without further obligation or liability upon any Party in favor of the other Party hereto or to its stockholders, directors or officers; provided, however, that nothing herein will limit the obligation of any Party for any willful breach hereof or failure to use their reasonable best efforts to cause the Transactions to be consummated. In the event of the termination of this Agreement pursuant to this Article VIII, this Agreement shall thereafter become void and have no effect and each Party shall be responsible for its own expenses incurred in connection herewith.

ARTICLE IX

MISCELLANEOUS

9.1  Nonsurvival of Representations, Warranties and Agreements of Anchor. None of the representations, warranties and agreements of Anchor contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for the agreements contained in Article I, Article VII and Article IX of this Agreement.

9.2  Governing Law. This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of conflicts of law doctrine (whether of the State of Delaware or any other jurisdiction).

9.3  Submission to Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of any court sitting in Mecklenburg County or in the United States District Court for the Western District of North Carolina, in any action or proceeding arising out of or relating to this Agreement or any Transaction, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any Transaction in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.9. Nothing in this Section 9.3, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.4  Waiver of Jury Trial. EACH OF THE COMPANY, ANCHOR AND THE COMPANY STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF THE COMPANY, ANCHOR OR THE COMPANY STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.5  Assignment; Binding Upon Successors and Assigns. No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.6  Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

9.7  Expenses. Each Party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

9.8  Attorneys’ Fees. Should a suit be brought to enforce or interpret any part of this Agreement, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court rendering the judgment (including without limitation, costs, expenses and fees on any appeal). The prevailing Party will be entitled to recover its costs of the suit, regardless of whether such suit proceeds to final judgment.

9.9  Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express overnight courier, to the following addresses, or to such other addresses or fax number as any Party may notify the other Parties in accordance with this Section 11.9:

If to the Company or a Company Stockholder other than William Baquet:

c/o Benchmark Equity Group
700 Gemini, Suite 100,
Houston, TX 77058

If to William Baquet:

Fordham Financial Management, Inc.
14 Wall Street
New York, NY 10005

With copy to:

Morse & Morse, PLC
1400 Old Country Road
Westbury, NY 11590
Attention: Steven Morse

If to Anchor:

Anchor Funding Services, LLC
2201 Crownpoint Executive Drive
Charlotte, NC 28227
Attention: Chief Executive Officer

With copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC 28202
Attention: Mark R. Busch

9.10  Entire Agreement. This Agreement (including the documents referred to herein) and the exhibits and schedules hereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. None of the Parties hereto shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys, and will be construed and interpreted according to the ordinary meaning of the words used so to fairly accomplish the purposes and intentions of the Parties.

9.11  Amendment. The Parties may mutually amend any provision of this Agreement at any time prior to Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.

9.12  Extension; Waiver. The Parties may, at any time prior to the Closing Date, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party against which the waiver is sought to be enforced. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.13  Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. This Agreement may be executed by facsimile signature.

9.14  Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.15  No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, the provisions of Article VII concerning indemnification are intended are intended for the benefit of the individuals specified therein.

9.16  Specific Performance. The Parties acknowledge that if any of the Parties refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the other Parties to this Agreement. Each Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by a Party to enforce this Agreement, each other Party shall waive the defense that there is an adequate remedy at law. In the event of a default by any Party to this Agreement which results in the filing of a lawsuit for damages, specific performance, or other remedies, each non-defaulting Party shall be entitled to joint and several reimbursement from the defaulting Parties of all reasonable legal fees and expenses incurred by the non-defaulting Parties.

9.17  Joint Preparation. This Agreement has been prepared and extensively negotiated by all Parties hereto with the assistance and input of their respective attorneys, and therefore no ambiguity herein shall be construed for or against any Party based upon the identity of the author of this Agreement or any portion hereof.

9.18  Drafting Ambiguities. When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or Appendix, such reference shall be to an Article or Section of, or an Exhibit, Schedule or Appendix to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the day and year first above written.

BTHC XI , INC.

By:	/s/ Brad Bernstein
Name: Brad Bernstein
Title: President

ANCHOR FUNDING SERVICES, LLC

By:	/s/ Morry Rubin
Name: Morry Rubin
Title: Member

COMPANY STOCKHOLDERS:

BENCHMARK EQUITY GROUP, INC.

By:	/s/ Frank Delape
Frank Delape
Title

By:	/s/ William Baquet
WILLIAM BAQUET

HALTER FINANCIAL INVESTMENTS, L.P.

By:	/s/ Timothy P. Halter
Name: Timothy P. Halter
Title: Chairman

By:	/s/ Frank Delape
FRANK DELAPE

EXHIBIT A-1

Anchor Members

Ilissa Bernstein

George Rubin

Morry Rubin

EXHIBIT A-2

Company Stockholders

Benchmark Equity Group, Inc.

William Baquet

Halter Financial Investments, L.P.

Frank DeLape

EXHIBIT B-1

Morry Rubin Employment Agreement

EXHIBIT B-2

Brad Bernstein Employment Agreement

EXHIBIT B-3

George Rubin Director Compensation Agreement

EXHIBIT C

Form of Lock-up Agreement

SECURITIES EXCHANGE AGREEMENT

among

BTHC XI , Inc.,

ANCHOR FUNDING SERVICES, LLC,

THOSE MEMBERS OF ANCHOR FUNDING SERVICES, LLC

IDENTIFIED ON EXHIBIT A-1 HERETO

and

THOSE STOCKHOLDERS OF BTHC XI, INC.

IDENTIFIED ON EXHIBIT A-2 HERETO

Dated January 31, 2007

TABLE OF CONTENTS

Page

ARTICLE I SECURITIES EXCHANGE		1
1.1	The Exchange	1
1.2	Closing	1
1.3	Tax Treatment	1
1.4	Certain Definitions	2
ARTICLE II REPRESENTATIONS AND WARRANTIES OF ANCHOR		3
2.1	Organization and Good Standing	3
2.2	Capitalization	3
2.3	Authority; No Violation	3
2.4	Financial Statements	3
2.5	Absence of Certain Changes or Events	3
2.6	Legal Proceedings	3
2.7	Taxes and Tax Returns	3
2.8	Employee Benefit Plans	3
2.9	Compliance with Applicable Law	3
2.10	Certain Contracts	3
2.11	Properties and Insurance	3
2.12	Minute Books	3
2.13	Environmental Matters	3
2.14	Agreements with Governmental Entity	3
2.15	Labor Disputes	3
2.16	Loans, Etc	3
2.17	Intellectual Property	3
2.18	No Brokers	3
2.19	Bankruptcy; Criminal Proceedings	3
2.20	Disclosure	3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY STOCKHOLDERS		3
3.1	Organization and Good Standing	3
3.2	Capitalization	3
3.3	Authority; No Violation	3
3.4	Interim Operations of the Company	3
3.5	Financial Statements	3
3.6	Absence of Certain Changes or Events	3
3.7	Legal Proceedings	3
3.8	Taxes and Tax Returns	3
3.9	Employee Benefit Plans	3

3.10	Compliance with Applicable Law	3
3.11	Certain Contracts	3
3.12	Properties and Insurance	3
3.13	Minute Books	3
3.14	Environmental Matters	3
3.15	Agreements with Governmental Entity	3
3.16	Labor Disputes	3
3.17	Loans, Etc	3
3.18	Absence of Liabilities	3
3.19	Intellectual Property	3
3.20	No Brokers	3
3.21	Bankruptcy	3
3.22	Criminal Proceedings	3
3.23	Consents and Approvals	3
3.24	State Takeover Statutes	3
3.25	Disclosure	3
ARTICLE IV COVENANTS OF THE PARTIES		3
4.1	Conduct of Business	3
4.2	Negative Covenants	3
4.3	No Solicitation	3
4.4	Current Information	3
4.5	Access to Properties and Records; Confidentiality	3
4.6	Regulatory Matters	3
4.7	Further Assurances	3
4.8	Public Announcements	3
4.9	Failure to Fulfill Conditions	3
4.10	Disclosure Supplements	3
ARTICLE V CONDITIONS PRECEDENT TO OBLIGATIONS OF ANCHOR		3
5.1	Accuracy of Representations and Warranties	3
5.2	Government Consents	3
5.3	Documents	3
5.4	Private Placement	3
5.5	Corporate Approvals	3
5.6	Employment Agreements and Director Compensation Agreement	3
5.7	No Proceedings	3
5.8	No Injunctions or Restraints	3
5.9	No Stop Order	3
5.10	Placement Agent Agreement	3
5.11	Directors and Officers	3
5.12	Filings and Notifications Mandated By Plan of Reorganization	3
ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		3

6.1	Government Consents	3
6.2	Documents	3
6.3	No Proceedings	3
6.4	No Injunctions or Restraints	3
6.5	Lock-Up Agreements	3
ARTICLE VII INDEMNIFICATION AND REMEDIES		3
7.1	Indemnification by the Company Stockholders	3
7.2	Indemnification Claims	3
7.3	Survival of Representations and Warranties	3
7.4	Limitations	3
7.5	Certain Definitions	3
ARTICLE VIII TERMINATION OF AGREEMENT		3
8.1	Termination	3
8.2	No Liability for Proper Termination	3
ARTICLE IX MISCELLANEOUS		3
9.1	Nonsurvival of Representations, Warranties and Agreements of Anchor	3
9.2	Governing Law	3
9.3	Submission to Jurisdiction	3
9.4	Waiver of Jury Trial	3
9.5	Assignment; Binding Upon Successors and Assigns	3
9.6	Severability	3
9.7	Expenses	3
9.8	Attorneys’ Fees	3
9.9	Notices	3
9.10	Entire Agreement	3
9.11	Amendment	3
9.12	Extension; Waiver	3
9.13	Counterparts and Facsimile Signature	3
9.14	Descriptive Headings	3
9.15	No Third Party Beneficiaries	3
9.16	Specific Performance	3
9.17	Joint Preparation	3
9.18	Drafting Ambiguities	3

EXHIBIT A-1	- Anchor Members
EXHIBIT A-2	- Company Stockholders
EXHIBIT B-1	- Morry Rubin Employment Agreement
EXHIBIT B-2	- Brad Bernstein Employment Agreement
EXHIBIT B-3	- George Rubin Director Compensation Agreement
EXHIBIT C	- Form of Lock-up Agreement